EXHIBIT 10.2

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LEASE AGREEMENT

STATE OF INDIANA COUNTY OF WAYNE	§ § §

     THIS LEASE AGREEMENT (hereinafter called the “Lease”) is made and entered into by and between BOO ACQUISITION CORP., a Delaware corporation (hereinafter called, “Lessee”) and KESSLERS SPORT SHOP, INC., an Indiana corporation (hereinafter called, “Lessor”):

WITNESSETH:

     1. Demise of Leased Premises and Term. Lessor agrees to lease to Lessee and Lessee hereby agrees to lease from Lessor, the real property described on Exhibit “A” (which exhibit is attached hereto and incorporated herein by reference) and the improvements located thereon, said real property and improvements hereinafter sometimes called the “Leased Premises.” The term of this Lease shall be for a period of five years commencing on April 1, 2004, 2004 (the “Commencement Date”, or “Effective Date”), unless sooner terminated in accordance with the terms and provisions hereof. This Lease shall immediately terminate and be of no further force or effect if the Lessor and Lessee shall agree to relocate the business operations of the Lessee from the Leased Premises to another location.

     2. Base Rent. Lessee covenants and agrees to pay to Lessor at the address hereinafter specified for notice as rental for the Leased Premises during the term above-described under Section 1 of this Lease, Eleven Thousand Four Hundred Dollars ($11,400.00) per month (“Base Rent”). All rent due under this Section shall be paid by Lessee to Lessor monthly on the first day of each month commencing on the Effective Date of this Lease and continuing monthly thereafter for the entire term of this Lease.

     3. Other Payments as Additional Rent. It is the intent of the parties that, subject to the terms of Section 4 below, the rent payable hereunder shall be paid to Lessor net of all costs and expenses of ownership of the Leased Premises and Lessee covenants and agrees, in addition to the Base Rent, to pay:

(a)	all ad valorem or real estate taxes assessed against the Leased Premises and becoming due and payable during the term hereof. City and school taxes for the first and last years of the term of this Lease shall be apportioned between Lessor and Lessee;

(b)	the premiums on policies of fire and extended coverage insurance upon the Leased Premises which are to be obtained and maintained in force by Lessee during the term hereof in amounts at least equaling the fair replacement value of the permanent improvements upon the Leased Premises. Such policies of insurance shall be payable to Lessor and Lessee, and copies of the policies are to be delivered to Lessor; and

(c)	the cost and expense of all gas, water, electricity and other utilities used by Lessee.

     Nothing contained in this Section 3 shall be construed as precluding either party from the right, individually or jointly, to contest the amount or legality of any taxes or local improvement assessments levied upon the Leased Premises, or the right to make application, for reduction thereof or reduction of the assessment upon which the same may be based. In the event of such contest or application, the time within which Lessee shall be required to pay the same shall be extended until final determination of the

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proper amount due and, within thirty (30) days after such final determination, Lessee shall pay the amount so determined, including all interest, penalties, costs and charges incident thereto.

     If Lessor shall make any expenditure for which Lessee is responsible, the amount thereof may, at Lessor’s election, be added to and deemed a part of the installment of rental next falling due and shall be subject to collection or enforcement in accordance with the law applicable to collection of rentals. Lessor agrees to give Lessee fifteen (15) days written notice before making any such expenditures.

     4. Maintenance and Repairs. Notwithstanding any other term or condition of this Lease, Landlord shall have the sole and exclusive obligation to pay for the cost and expense of keeping and maintaining or causing to be kept and maintained in repair and good condition (ordinary wear and tear excepted), permanent improvements on the Leased Premises. At all times during the entire term covered under this Lease, Lessor agrees at Lessor’s exclusive expense to keep the entire Leased Premises, including the buildings and their roofs, exterior walls and structural supports thereof, and all windows, doors, plate glass, air conditioning, heating and plumbing and other mechanical and electrical equipment, and the adjoining sidewalks, curbs, driveways, parking areas, and landscaping and the foundation in good order, repair and condition (reasonable wear and tear excepted) and shall make all repairs, replacements and renewals, whether ordinary or extraordinary, necessary to maintain the Leased Premises in good order, repair and condition.

     If Lessee shall make any expenditure for which Lessor is responsible, the amount thereof may, at Lessee’s election, be subtracted from the installment of rental next falling due and shall be subject to collection or enforcement in accordance with applicable law. Lessee agrees to give Lessor fifteen (15) days written notice before making any such expenditures.

     5. Use of Premises.

          Lessee shall have the right to use the Leased Premises for any lawful purposes.

     6. Improvements.

          Lessee shall not permit the filing of any liens against the Leased Premises and Lessee shall save Lessor harmless from any claims, liens or causes of action by mechanics, materialmen or other parties entitled to a lien by reason of services performed or materials furnished in connection with any such alterations, additions or improvements without prior written consent of Lessor. At the expiration of the term of this Lease, all alterations, additions and improvements made by Lessee shall remain upon the Leased Premises and become the property of Lessor. Any trade fixture installed by Lessee may be removed by Lessee at the expiration of the term hereof at Lessee’s sole cost and expense provided that all damage caused to the Leased Premises by such removal is repaired by Lessee and the Leased Premises restored to a serviceable and usable condition at Lessee’s sole cost and expense. Lessee shall have no right to encumber or mortgage the leasehold estate without Lessor’s prior written consent.

     7. Damage or Destruction.

          7.01 Notice to Lessor. If the Leased Premises, or any structures or improvements on the Leased Premises, should be damaged or destroyed by fire, tornado, or other casualty, Lessee shall give immediate notice of the damage or destruction to Lessor, including a description of the damage and, as far as known to Lessee, the cause of the damage.

          7.02 Total Destruction. If the Leased Premises are totally destroyed by fire, tornado, or other casualty not the fault of Lessee or any person in or about the Leased Premises with the express or

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implied consent of Lessee, this Lease shall terminate, and rent shall be abated for the unexpired portion of this Lease, effective as of the date of written notification as provided in Section 7.01.

          7.03 Partial Destruction. If the Leased Premises are damaged by fire, tornado, or other casualty not the fault of Lessee or any person in or about the Leased Premises with the express or implied consent of Lessee, but not to such an extent that rebuilding or repairs cannot reasonably be completed in a cost effective manner, Lessor need not rebuild or repair the Leased Premises. It Lessor elects not to rebuild or repair the Leased Premises, and the Leased Premises are untenantable in whole or in part following such damage, Lessee may elect to terminate the Lease or to continue the Lease with the rent for the remainder of the lease period adjusted equitably.

     8. Mechanic’s Liens. Lessee shall not cause or permit any mechanic’s liens or other liens to be filed against the fee of the Leased Premises or against Lessee’s leasehold interest in the land or any buildings or improvements on the Leased Premises by reason of any work, labor, services, or materials supplied or claimed to have been supplied to Lessee or to anyone holding the Leased Premises or any part of them through or under Lessee without Lessor’s prior written consent. If such a mechanic’s lien or materialman’s lien is recorded against the Leased Premises or any buildings or improvements on the premises, Lessee shall either cause the same to be removed or, if Lessee in good faith desires to contest the lien, take timely action to do so, at Lessee’s sole expense. If Lessee contests the lien, Lessee agrees to indemnify Lessor and hold Lessor harmless from all liability for damages occasioned by the lien or the lien contest and shall, in the event, of a judgment of foreclosure on the lien, cause the lien to be discharged and removed prior to execution of the judgment.

     9. Assignment and Sublease.

          9.01 Assignment and Subletting by Lessee. Lessee shall not have the right, without the prior written consent of Lessor, to assign or sublet all or any portion of this Lease to a third party; provided, however, Lessee may assign this Lease to an Affiliate (as defined below) of Lessee without the prior written consent of Lessor so long as Lessee provides Lessee with prior written notice of such assignment. Each permitted assignee or sublessee shall assume in writing all of Lessee’s obligations under this Lease. Notwithstanding the foregoing, Lessee shall remain liable for each and every obligation under this Lease following any permitted assignment or sublease arrangement. Lessor’s consent under this subsection shall not be arbitrarily or unreasonably withheld or delayed. For purposes of this Section 8.01, the term “Affiliate” shall mean any individual or entity, directly or indirectly, controlled by, under common control of, or controlling Lessee.

          9.02 Assignment by Lessor. Lessor is expressly given the right to assign any or all of its interest under the terms of this Lease, subject to the terms of this Lease, provided that each assignee assumes in writing all of Lessor’s obligations under this Lease, and Lessee shall remain liable for each and every obligation under this Lease.

     10. Default.

          10.01 Event of Default. Any of the following occurrences or acts shall constitute an event of default under this Lease (each, an “Event of Default”): (a) Lessee shall fail to pay any installment or rental or any other obligation under this Lease involving the payment of money and such failure shall continue for a period of ten (10) days after written notice thereof to Lessee; (b) Lessee shall fail to comply with any term, provision or covenant of this Lease, other than as described in subsection (a) above, and shall not cure such failure within thirty (30) days after written notice thereof to Lessee; or (c) Lessee shall desert or vacate or shall commence to desert or vacate the Leased Premises.

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          10.02 Remedies. Upon the occurrence of an Event of Default, Lessor has the right, as its sole remedy, to elect to pursue an action for (a) enforcement of this Lease, (b) damages, and (c) any other remedy available at law or in equity.

                    In the event that Lessor fails to perform any of its obligations under this Lease or breaches any of its warranties hereunder and any such failure or breach shall continue for a period of thirty (30) days after written notice thereof to Lessor, Lessee has the right to (a) pursue an action for enforcement of this Lease and damages, (b) terminate this Lease, and/or (c) seek any other remedy available at law or in equity.

     11. Insurance and Indemnification. Lessee shall and does hereby agree to indemnify Lessor and to hold Lessor harmless of and from any and all claims, demands, costs and expenses (including but not limited to Lessor’s reasonable attorneys’ fees), damages and causes of action of every nature whatsoever arising from Lessee’s use of the Leased Premises or the use of the Leased Premises by any of Lessee’s agents, servants, employees, licensees or invitees. Without limitation to the foregoing indemnification and hold-harmless agreement, but in addition to the same, Lessee agrees that any and all of Lessee’s property located on the Leased Premises shall be kept at Lessee’s sole risk.

     12. Lessor’s Warranty of Quiet Enjoyment. Lessor agrees that upon compliance with the terms, covenants and conditions of this Lease, Lessee shall and may peaceably and quietly have, hold and enjoy the Leased Premises for the term of this Lease.

     13. Condemnation.

          13.01 Total Condemnation. If during the term of this Lease, all of the Leased Premises should be taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or should be sold to the condemning authority under threat of condemnation, this Lease shall terminate, and the rent shall be abated during the unexpired portion of this Lease, effective as of the date of the taking of the premises by the condemning authority.

          13.02 Partial Condemnation. If less than all, but more than twenty-five percent (25%), of the Leased Premises is taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or is sold to the condemning authority under threat of condemnation, Lessee may terminate the Lease by giving written notice to Lessor within thirty (30) days after possession of the condemned portion is taken by the entity exercising the power of condemnation. If the Leased Premises are partially condemned and Lessee elects not to terminate the Lease or, if less than twenty-five percent (25%) of the Leased Premises is condemned, this Lease shall not terminate, but the rent shall be adjusted equitably during the unexpired portion of this Lease.

          13.03 Condemnation Award. Lessor shall receive the entire award from any condemnation, and Lessee shall have no claim to that award or for the value of any unexpired term of this Lease.

     14. Lessor’s Right of Inspection. Lessee agrees to permit authorized representatives of Lessor to inspect or examine the Leased Premises at any reasonable time.

     15. Notice. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) 1 business day after being delivered by hand, (b) 5 business days after being mailed first class or certified with postage paid or (c) upon receipt if couriered by overnight receipted courier service or (d) when the party receiving a telecopy shall have confirmed receipt of the communication:

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(a) If to Lessor, to:

Kesslers Sport Shop, Inc.
930 E. Main St.
Richmond, IN 47374
Attention: Mr. Bob Dickman
Telephone: (765) 935-2595 x305
Facsimile: (765) 935-1866
Email: bobd@kesslersteamsports.com

with a copy to:
(which shall not constitute notice to Lessor)

Ice Miller
One American Square, Box 82001
Indianapolis, IN 46282
Attention: Kyle J. Hupfer
Telephone: (317) 236-2263
Facsimile: (317) 592-4694
Email: hupfer@icemiller.com

                                                                                 or to such other person or address as Lessor shall furnish by notice to Lessee in writing.

(b) If to Lessee, to:

BOO Acquisition Corp.
13950 Senlac Drive
Suite 100
Dallas, TX 75234
Attention: Mr. Michael J. Blumenfeld
Telephone: (972) 439-5500
Facsimile: (972) 439-5525
Email: blumy33@aol.com

with a copy to:
(which shall not constitute notice to the Lessee)

Sayles, Lidji & Werbner
4400 Renaissance Tower
1201 Elm Street
Dallas, Texas 75270
Attention: Michael R. Dorey, Esq.
Telephone: (214) 939-8707
Facsimile: (214) 939-8787
Email: mdorey@slw.com

                                                                                 or to such other person or address as the Lessee shall furnish by notice to the Lessor in writing.

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     After any notice is made hereunder, the party taking such action will use its best efforts to deliver a copy of such notice to the e-mail address of the intended recipients as soon as practical but in no event later than twelve (12) hours after such action has been taken.

     16. Holding Over. In the event Lessee remains in possession of the Leased Premises after the expiration of this Lease and without the execution of a new lease, Lessee shall be deemed to be occupying said Leased Premises as a tenant from month to month at a rental equal to the rental herein provided and otherwise subject to the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month to month tenancy.

     17. General Protective Provisions.

          17.01 No Partnership or Joint Venture. The relationship between Lessor and Lessee at all times shall remain solely that of landlord and tenant and not be deemed a partnership or a joint venture.

          17.02 Force Majeure. It is expressly understood and agreed that if the curing of any default (other than failure to pay rent, insurance premiums, utilities or ad valorem taxes) or the performance of any other covenant, agreement, obligation, or undertaking contained in this Lease is delayed by reason of war, act of terrorism, civil commotion, act of God, governmental restrictions, regulations, or interference, fire or other casualty, or any other circumstances beyond Lessee’s control or beyond the control of the party obligated or permitted under the terms of this Lease to do or perform the same, regardless of whether any such circumstance is similar to any of those enumerated or not, each party so delayed shall be excused from doing or performing the same during the period of delay.

          17.03 No Termination or Bankruptcy. Neither bankruptcy, insolvency, assignment for the benefit of creditors, nor the appointment of a receiver shall affect this lease so long as Lessee and Lessor or their respective successors or legal representatives continue to perform all covenants of this Lease.

          17.04 No Waiver. No waiver by either party of any default or breach of any covenant, condition, or stipulation contained in this Lease shall be treated as a waiver of any subsequent default or breach of the same or any other covenant, condition, or stipulation of this Lease.

     18. Miscellaneous.

          18.01 Parties Bound. This Lease shall be binding upon and inure to the benefit of the parties to the Lease and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

          18.02 Indiana Law to Apply. This Lease shall be construed under and in accordance with the laws of the State of Indiana, and all obligations of the parties created by this Lease are performable in Wayne County, Indiana.

          18.03 Legal Construction. In case any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal, or unenforceable in any respect, this invalidity, illegality, or unenforceability shall not affect any other provision of the Lease, and this Lease shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in the Lease.

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          18.04 Prior Agreements Superseded. This Lease constitutes the sole and only agreement of the parties to the Lease and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter of the Lease.

          18.05 Amendment. No amendment, modification, or alteration of the terms of this Lease shall be binding unless it is in writing, dated subsequent to the effective date of this Lease, and duly executed by the parties to this Lease.

          18.06 Rights and Remedies Cumulative. The rights and remedies provided by this Lease are cumulative, and the use of any one right or remedy by either party shall not preclude or waive its right to use any or all other remedies. The rights and remedies provided in this Lease are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

          18.07 Headings. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

          18.08 Time of Essence. Time is of the essence in this Lease.

     19. Waiver of Subrogation. Lessee shall not be responsible to Lessor, and Lessor shall not be responsible to Lessee, for any damages caused by fire or other casualty covered by the Indiana Standard Form of Fire and Extended Coverage Insurance, even though such damages are caused by the negligence of some person for whom Lessee or Lessor would, except for this provision, be responsible; and Lessee and Lessor, likewise, waive any rights against the other which would except for this waiver, inure to the benefit of their respective fire and extended coverage insurance carriers, (if any), by way of subrogation or otherwise. Each party agrees that it will arrange for any policy, or policies, of fire and extended coverage insurance to contain, if obtainable, a clause whereby the insurer waives its rights of subrogation.

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     IN WITNESS WHEREOF, the parties have executed this Lease effective as of April 1, 2004.

LESSOR:
KESSLERS SPORT SHOP, INC.

By:	/s/ ROBERT DICKMAN

Robert Dickman, President

LESSEE:
BOO ACQUISITION CORP.

By:	/s/ ADAM BLUMENFELD

Adam Blumenfeld, President

EXHIBIT A

LEASED PREMISES

Main Building

920 E. Main St. (6 floors approx. 7,500 sq ft each) and
930 E. Main St. (4 floors approx. 5,750 sq ft each)
Richmond, IN 47374
(includes 12 parking spaces owned by Lessor in a parking lot across the street from main building)

Warehouse

22 N. 11th Street (approx 8,000 sq ft) –(total sq ft is 9,227, less 1,227 sq ft. to be retained by Lessor)
(includes an approximately 4,700 sq ft. parking lot)

Total Leased Space – 76,000 sq ft.